Exhibit 77Q3-2

Registrant Name: Forum Funds

File Number: 811-3023
Registrant CIK Number: 0000315774
Item 15

Because the electronic format for filing Form N-SAR does not provide appropriate space for responding to Item 15, information on custodian and subcustodian arrangements of each Series of the Trust is set forth below. In addition, the same information on custodian and subcustodian arrangements has been manually input in the space provided by Item 15 as follows:

Subcustodian:
Deutsche Bank          Input for Forum Funds on Form N-SAR (filed for
                       year ended 12/31/2002)

                                  ATTACHMENT A

Custodian:
Forum Trust, LLC

Pursuant  to  a  Custodial  Services  Agreement,   dated  April  20,  1999  (the
"Agreement") between the Funds and Forum Trust, LLC, a limited liability company organized under the laws of the State of Maine and doing business as a nondepository trust company, Forum Trust, LLC is named as custodian of the Funds. The agreement, however, authorizes Forum Trust, LLC to enter into a Master Subcustodian Agreement as agent of the Funds and provides, among other things, that all assets of the Funds and instructions be delivered by the Funds only to Bankers Trust or other subcustodian (as defined in the agreement).